UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2005

STREICHER MOBILE FUELING, INC.
(Exact name of registrant as specified in its charter)

FLORIDA	000-21825	65-0707824
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

800 W. Cypress Creek Rd., Suite 580	Fort Lauderdale, Florida	33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (954) 308-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

See Items 2.01 and 2.03, which are incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets

As reported in its Form 8-K filed September 8, 2005, Streicher Mobile Fueling, Inc. (the "Company") entered into an agreement (the “Agreement”) with H&W Petroleum Company., Inc., a Texas corporation (“H&W”), and it shareholders (the “Shareholders”) on September 7, 2005, which provided that the Company would acquire all of the outstanding shares of H&W. The acquisition contemplated by the Agreement was closed on October 1, 2005. H&W is engaged in the marketing and distribution of lubricants, fuels and other petroleum products in Texas. Immediately prior to the acquisition by the Company, H&W purchased the operating assets and limited inventory of Harkrider, a Houston-based company, related to H & W through some common shareholder ownership, that is engaged in the marketing and distribution of dry cleaning solvents, chemicals and petroleum products (together with the acquisition of the shares of H&W, the “Acquisition”). The original purchase price of approximately $6.3 million was adjusted to $5.964 million at closing by working capital and other closing adjustments.. The final purchase price was paid with a combination of cash, the assumption of specified liabilities and the issuance of $2.463 of contingent two year 10% deferred payment promissory notes, which are subject to an earn out provision based on the performance of the H & W after the Acquisition (the “Notes”).

A copy of the Agreement was attached as Exhibit 2.1 to the Form 8-K filed on September 8, 2005 and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 2.01, which is incorporated by reference herein. The Notes delivered by the Company to the Shareholders at the closing of the Acquisition were for the aggregate principal amount of $2,463,064 and otherwise conformed to the form of note attached as Exhibit 10.3 which is incorporated by reference herein from the Form 8-K filed on September 8, 2005.

Also on October 1, 2005, the Company entered into a Fifth Amendment to the Loan and Security Agreement (the “Amendment”) with its primary lender, Wachovia Bank, National Association, successor by merger to Congress Financial Corporation (Florida) (the “Bank”) which, among other things, (i) added H & W as a borrower, (ii) increased the facility to $20 million, (ii) provided financing for the newly acquired and ongoing accounts receivable and inventory resulting from the Acquisition, (iii) extended the term of the original Loan and Security Agreement for an additional year to September 26, 2007, (iv) reduced the interest rate to prime plus 0.75% per annum, (v) replaced the Effective Net Worth covenant with a maximum Capital Expenditures covenant, and (vi) lowered the Fixed Charge Coverage Ratio covenant to 1.0 to 1.0 and made such covenant effective only when there is less than $3 million available on the facility. In connection with the Amendment, the parties to the Acquisition and the Bank entered into a Subordination Agreement (the “Subordination Agreement”) by which the Shareholders agreed to subordinate their rights under the Notes and the Agreement to the Bank’s rights under the Loan and Security Agreement, as amended. Copies of the Amendment and the Subordination Agreement are attached hereto as Exhibits 10.1 and 10.2 and are incorporated by reference herein.

Item 7.01 Regulation FD Disclosure

On October 6, 2005, the Company issued a press release announcing the closing on the agreement to acquire H&W and the operating assets of Harkrider and the amendment to its credit facility described in Items 2.01 and 2.03 of this Report. The Company hereby incorporates by reference into this Item 7.01 the information set forth in that press release, a copy of which is attached hereto as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 are deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange of 1934, as amended, and will not be incorporated by reference into any filing by the Company under such Act or the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of businesses acquired. The financial statements required to be filed as part of this Report will be filed by the Company by amendment to this Report no later than December 19, 2005.

(b) Pro forma financial information. The financial information required to be filed as part of this Report will be filed by the Company by amendment to this Report no later than December 19, 2005.

(c) Exhibits

Exhibit No.

10.1
Fifth Amendment to Loan and Security Agreement by among Streicher Mobile Fueling, Inc., SMF Services, Inc. and Wachovia Bank, National Association, successor by merger to Congress Financial Corporation (Florida) dated October 1, 2005.

10.2
Subordination Agreement executed effective as of the 1st day of October, 2005, by, between and among Eugene Wayne Wetzel, Mary Kay Wetzel, Sharon Harkrider, William M. Harkrider II, W. M. Harkrider Testamentary Trust, Harkrider Distributing Company, Inc. and W & H Interests, Wachovia Bank, National Association, successor by merger to Congress Financial Corporation (FLORIDA), and Streicher Mobile Fueling, Inc.

99.1	Press Release dated October 6, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2005	STREICHER MOBILE FUELING, INC.

	By:	/s/Richard E. Gathright
Richard E. Gathright, President and CEO